Exhibit 99.1

FOR IMMEDIATE RELEASE

March 31, 2015

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Completes Acquisition of Old Florida Bancshares, Inc.

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 128-year-old IBERIABANK (www.iberiabank.com), announced completion of the acquisition of Old Florida Bancshares, Inc. (“Old Florida”) and its subsidiary banks, Old Florida Bank and New Traditions Bank, each of which were based in Orlando, Florida. The acquisitions, including the mergers of Old Florida Bank and New Traditions Bank with and into IBERIABANK, were completed effective on March 31, 2015. The branch and operating systems conversions are expected to be completed within the next 50 days.

John O. Burden, Sr., former President and Chief Executive Officer of Old Florida Bancshares, Inc., commented, “We are delighted to be joining such a quality institution as IBERIABANK. We share the same philosophies of exceptional client service, financial strength, and a conservative approach to business. I am extremely proud of the franchise we built and excited to be an integral part of IBERIABANK’s future. With this merger completed, the former shareholders of Old Florida will benefit from a liquid common stock that trades, on average, $13 million in value daily. In addition, as shareholders of IBERIABANK Corporation, the shareholders will receive quarterly cash dividends commencing with the first quarter of 2015.”

Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK Corporation, commented, “We welcome the shareholders, clients, and associates of Old Florida to the IBERIABANK family. We have great admiration for John and Randy Burden and the team they built, and we are thrilled to have them as a part of our team. Effective immediately, John Burden has been named our Central Florida Market President. We are also very pleased that the Old Florida board of directors will become our local advisory board for Central Florida. Local market experience, client connectivity, and making decisions close to our clients are important differentiators of our organization and business model. The Orlando market is now our third largest market in terms of total deposits and fourth largest market in terms of total loans, and therefore, Orlando is a very important part of our future.”

Under the terms of the Agreement and Plan of Merger, Old Florida common stock shareholders shall receive 0.34 of a share of IBERIABANK Corporation common stock for each outstanding share of Old Florida common stock. The number of IBERIABANK Corporation shares issued in the merger was based on the weighted average trading price of the Company’s common stock during the 15-trading day period ended March 30, 2015, of $63.18. Based on the Company’s closing common stock price of $63.03 per share on March 31, 2015, the aggregate value of the common stock received at the time of closing was $21.43 per share of Old Florida common stock. The stock transfer agent will send to Old Florida common shareholders instructions regarding the process to exchange shares within approximately two weeks from the closing date. Shareholders with questions regarding the exchange process should contact the stock transfer agent, Computershare, toll tree at 1-866-305-9581.

Old Florida had 14 offices including 12 offices in the Orlando area and two offices in Citrus County. At December 31, 2014, Old Florida had total assets of $1.4 billion, gross loans of $1.1 billion, and total deposits of $1.2 billion.

IBERIABANK Corporation

IBERIABANK Corporation is a financial holding company with 314 combined offices, including 216 bank branch offices and three loan production offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 23 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 63 locations in 10 states. The Company has eight locations with representatives of IBERIA Wealth Advisors in five states, and one IBERIA Capital Partners, L.L.C. office in New Orleans.

IBERIABANK Corporation’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $2.4 billion, based on the NASDAQ Global Select Market closing stock price on March 31, 2015.

The following 12 investment firms currently provide equity research coverage on the Company:

•	Bank of America Merrill Lynch

•	FIG Partners, LLC

•	Hovde Group, LLC

•	Jefferies & Co., Inc.

•	Keefe, Bruyette & Woods, Inc.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Sandler O’Neill + Partners, L.P.

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Additional Information

Sandler O’Neill + Partners, LP served as financial advisor and provided a fairness opinion to Old Florida and the law firm of Smith Mackinnon, PA served as legal advisor. UBS Investment Bank served as financial advisor to IBERIABANK Corporation and Jones Walker LLP served as legal advisor.

Caution About Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected benefits of the merger with Old Florida. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks, and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements, and there can be no assurance that the expected returns and other benefits of the merger to shareholders will be achieved. Factors that could cause or contribute to such differences include, but are not limited to: the possibility that expected benefits may not materialize in the time frames expected or at all, or may be more costly to achieve; that the parties’ respective businesses may not perform as expected due to transaction-related uncertainties or other factors that the parties are unable to implement; reputational risks and the reaction of the parties’ customers to the merger; diversion of management time to merger-related issues; and other factors and risk influences contained in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2014, and other documents filed by the Company with the SEC. Consequently, no forward-looking statement can be guaranteed. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this press release or any related documents, the Company claims protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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